Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	Spirit Finance Corporation

FOR FURTHER INFORMATION CONTACT:
Investor Relations 1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES
FIRST QUARTER 2007 RESULTS

— FFO Per Share Increases 24% Over Prior Year —
— First Quarter 2007 Acquisitions and Financings Total $158.0 Million —

SCOTTSDALE, Ariz. — (BUSINESS WIRE) — May 3, 2007 — Spirit Finance Corporation (“Spirit Finance” or the “Company”) (NYSE: SFC), a real estate investment trust focused on single tenant, operationally essential real estate, today announced results for the first quarter ended March 31, 2007.

First Quarter Financial Highlights

First quarter 2007 funds from operations (FFO) reached $27.9 million, or $0.26 per diluted share, a 24% per share increase on a year-over-year basis.  Net income increased to $13.5 million, or $0.13 per share, up 18% on a per share basis from $8.1 million or $0.11 per share in the comparable quarter of 2006.  FFO and net income include costs totaling $1.5 million, or $0.01 per share, related to the previously announced proposed merger transaction with a consortium including an affiliate of Macquarie Bank Limited, Kaupthing Bank hf. and other equity participants.  FFO and net income also include a non-cash charge of $1.1 million for impairment of property for which the Company determined the full value of the asset may not be recoverable.  FFO does not include $541,000 of gains resulting from the sales of three real estate investment properties.  The weighted average diluted common shares outstanding for the first quarter of 2007 increased by approximately 31 million shares as compared to the same period in 2006 primarily as a result of stock offerings completed during 2006.

Revenue from continuing operations increased 96% to $64.8 million as compared to $33.1 million in the first quarter of 2006.  The growth in operating results is principally attributable to the volume of real estate acquisitions the Company achieved over the past twelve months.  A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO is included in the accompanying tables.

Portfolio Highlights

Spirit Finance’s gross real estate investment portfolio totaled nearly $3.0 billion at March 31, 2007, an 83% increase over the portfolio balance at the end of the first quarter of 2006.  The portfolio consisted of 1,095 owned or financed properties, including $81.6 million of mortgage loans secured by real estate and other loans primarily secured by equipment used in the operation of owned properties.  Over 95% of the Company’s investment portfolio is match-funded with fixed-rate, long-term debt.

As of March 31, 2007, Spirit Finance’s real estate portfolio is diversified geographically throughout 45 states and among the many industries in which the Company’s customers operate.  During the first quarter of 2007, the Company completed $158.0 million of gross investments in real estate properties and loans representing 65 property locations across the United States.  As of March 31, 2007, only two states, Wisconsin and Texas (both at approximately 11%), accounted for 10% or more of the total dollar amount of the Company’s real estate investment portfolio.  The three largest industries in which Spirit’s customers operate as a percentage of the total investment portfolio were the general and discount retail industry (28%), the restaurant industry (24%) and the specialty retail industry (10%).  The Company’s real estate investments also include movie theaters, industrial properties, automotive dealers, parts and service facilities, educational facilities, recreational facilities, supermarkets and distribution facilities.  As of March 31, 2007, the largest individual tenant was ShopKo Stores Operating Co., LLC, at 25% of the Company’s portfolio.  No other individual tenant represented more than 4% of the total investment portfolio.

Other First Quarter Events

On March 29, 2007 Spirit Finance issued $350.3 million aggregate principal amount of Net-Lease Mortgage Notes, Series 2007-1, the third issuance under the Company’s master funding program which was created in 2005.  The notes are rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively.  The private placement consisted of amortizing notes bearing an annual interest rate of 5.74% due in 2022, which are guaranteed as to timely payment of scheduled interest and ultimate payment of principal under an insurance policy issued by Ambac Assurance Corporation.  The collateral pool securing the three outstanding note series is now in excess of $1.5 billion in real estate assets representing 803 commercial properties.  The Company used a portion of the net proceeds from the issuance of the Series 2007-1 Notes to pay down borrowings under its existing secured credit facility and plans to use the remainder for future real estate acquisitions.

In conjunction with the previously announced proposed merger, Redford Holdco, LLC, an affiliate of Macquarie Bank Limited, purchased 6,150,000 newly issued shares of Spirit Finance common stock from which the Company received net proceeds of $79.8 million.  The Company used the proceeds of this private placement to fund real estate acquisitions in the ordinary course of its business.

Dividend

A first quarter 2007 dividend per common share of $0.22 was paid on April 25, 2007 to stockholders of record as of April 15, 2007.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theaters, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website at www.spiritfinance.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of today, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands, except per share data)

	Quarters Ended
	March 31,
	2007	2006
Revenues:
Rentals	$62,348	$30,921
Interest income on loans receivable	1,812	1,499
Interest and other income	664	638
Total revenues	64,824	33,058

Expenses:
General and administrative	4,773	4,207
Property costs (a)	1,500	63
Merger costs	1,548	—
Depreciation and amortization	14,897	8,047
Interest	29,131	13,696
Total expenses	51,849	26,013

Income from continuing operations	12,975	7,045

Discontinued operations (b):
Income from discontinued operations	26	1,223
Net gains (losses) on sales of real estate	541	(133)
Total discontinued operations	567	1,090

Net income	$13,542	$8,135

Net income per common share:
Basic:
Continuing operations	$0.12	$0.09
Discontinued operations	0.01	0.02
Net income	$0.13	$0.11
Diluted:
Continuing operations	$0.12	$0.09
Discontinued operations	0.01	0.02
Net income	$0.13	$0.11

Weighted average outstanding common shares:
Basic	107,762,002	76,413,164
Diluted	108,215,496	76,742,960

Dividends declared per common share	$0.22	$0.21

(a)             Includes a non-cash property impairment charge of $1.1 million.

(b)            Periodically, Spirit Finance may sell real estate properties. The Company considers these occasional sales of real estate properties to be an integral part of its overall business strategy in acquiring a diversified real estate investment portfolio.  Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties. Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as "discontinued operations."  As a result, each time a property is sold, the operations of such property previously reported as part of "income from continuing operations" are reclassified into discontinued operations.  This presentation has no impact on net income.

Spirit Finance Corporation
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Investments:
Real estate investments, net	$2,798,014	$2,667,127

Loans receivable	81,608	75,173
Net investments	2,879,622	2,742,300

Cash and cash equivalents	193,592	52,317

Lease intangibles, net	25,685	24,313

Other assets	33,566	37,660

Total assets	$3,132,465	$2,856,590

LIABILITIES AND STOCKHOLDERS' EQUITY

Debt obligations:
Secured credit facilities	$—	$128,535
Mortgages and notes payable	2,011,509	1,670,839
Total debt obligations	2,011,509	1,799,374

Dividends payable	25,099	23,653

Other liabilities	33,001	39,538

Total liabilities	2,069,609	1,862,565

Stockholders' equity	1,062,856	994,025

Total liabilities and stockholders' equity	$3,132,465	$2,856,590

Spirit Finance Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited
(dollars in thousands, except per share data)

	Quarters Ended
	March 31,
	2007	2006

Net income	$13,542	$8,135
Add: Portfolio depreciation and amortization expense (a)	14,860	8,210
Less: Net (gains) losses on sales of real estate held for investment (b)	(541)	133
Funds from operations (FFO)	27,861	16,478
Less: Straight-line rental revenue, net of allowance	(511)	(359)
Adjusted funds from operations (AFFO)	$27,350	$16,119

Net income per diluted share (c)	$0.13	$0.11

FFO per diluted share (b)(c)	$0.26	$0.21

AFFO per diluted share (b)(c)	$0.25	$0.21

Weighted average outstanding common shares (diluted)	108,215,496	76,742,960

(a)             Includes depreciation and amortization expense related to discontinued operations.

(b)            Net (gains) losses on sales of real estate held for investment are not included in FFO and AFFO above.  For the three months ended March 31, 2007, these gains represented less than $0.01 per diluted common share.

(c)             Net income, FFO and AFFO are after deducting merger costs of $1.5 million and a non-cash property impairment charge of $1.1 million which, in total, represented $0.02 per diluted common share.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  FFO also excludes gains (or includes losses) on dispositions of real estate held for investment.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.